5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
April 18, 2003
CONTACT:
VIN GUPTA – CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
STORMY DEAN – CHIEF FINANCIAL OFFICER
Phone: (402) 593-4505 • Fax: (402) 339-0265
E-Mail: stormy.dean@infoUSA.com

infoUSA Reports First Quarter Results

(OMAHA, NE) — infoUSA® (Nasdaq: IUSA) The following table presents the financial results, key financial highlights of the company’s operations and selected balance sheet items for the first quarter of 2003.

(amounts in thousands, except per share amounts)	1st Qtr 2002	1st Qtr 2003

Net sales	76,723	76,080
Net income	4,866	6,855

Operating income	16,248	14,303
Depreciation and amortization of operating assets	3,768	3,851
Intangible asset amortization	3,336	3,324

Total debt	217,744	174,390
Interest expense	4,414	3,661
Capital expenditures	1,953	1,943

EPS – basic & fully diluted	$0.10	$0.13
Number of basic shares outstanding	50,908	51,144
Number of diluted shares outstanding	51,223	51,144

Accounts receivable (DSO) – without Walter Karl (1)	53	49

(1)	Walter Karl is a list broker. Trade accounts receivable and trade accounts payable are reflected at gross on the balance sheet.

RESULTS OF OPERATIONS

Vin Gupta, Chairman and CEO, infoUSA, said, “During the first quarter 2003, infoUSA’s revenue remained relatively flat compared to the first quarter of 2002. The company’s core business revenue continued to be soft as a result of the weak economy and uncertainty surrounding the war in Iraq. Our profitability remains among the highest in the industry, despite having been negatively impacted by the loss of high margin revenues from Internet licensing customers that have gone out of business.” Gupta continued, “We strengthened our balance sheet throughout the quarter, aggressively paying down $15.5 million of total debt. This included prepayment of a $6.0 million note to the former shareholders of infoUSA.com and purchase of $5.0 million of our outstanding high-yield bonds. We also acquired Yesmail Inc., a provider of e-mail acquisition and retention services, entirely from operating cash flow. During 2003 we expect to grow our revenue, continue to make accretive acquisitions and implement new technology that will steadily reduce our cost structure. We anticipate that as the U.S. economy recovers, infoUSA will benefit from increased customer demand and improved revenue growth opportunities.”

Highlights of First Quarter:

Net sales for the first quarter were $76.1 million compared to $76.7 million for the first quarter of 2002. Operating income was $14.3 million versus $16.3 million for the first quarter of the prior year. The reduction in operating income resulted primarily from reduced revenues from higher margin Internet licensing customers that have curtailed operations or gone out of business. First quarter earnings per share were $0.13, up 30% from $0.10 for the previous year.

OPERATING HIGHLIGHTS

Large Customer Group – Donnelley Marketing ,Walter Karl and Database Licenses

The Large Customer group reported first quarter 2003 revenues of $36.3 million versus $37.4 million for the comparable quarter of the prior year. Despite softer customer demand due to the soft economy and uncertainties surrounding the war in Iraq, the group has been able to stabilize its revenue base from the addition of new products and services, particularly in the e-mail marketing space. In December of 2002, the Company hired Ray Butkus, the founder and former President of Naviant Marketing Solutions, a leading web precision marketing company, as President of Donnelley Marketing. Mr. Butkus has reorganized the sales force and implemented a team marketing approach that encourages revenue growth and increased market share. Going forward, the group will continue to focus on profitable revenue growth and new client acquisition.

During the first quarter, the company continued to sign new license agreements with value-added resellers for direct marketing and data processing applications. The company has also captured significant market share in the electronic navigation and location-based services market, where its data is embedded in the overwhelming majority of vehicular navigation and handheld GPS devices.

Small Business Group

The Small Business Group reported 2003 first quarter revenue of $39.8 million, versus $39.3 million last year. The group experienced 35% growth in its highly profitable Internet revenue during the first quarter versus the prior year. In addition, the Small Business Group achieved strong year over year growth in the Reseller Division and in the Library and Government vertical markets.

Conference Call

The company will host its first quarter conference call on Monday, April 21, at 5:00 PM Eastern time. To access the conference call, please dial 913/981-5508, passcode # 572942, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 8:00 PM Eastern time, April 21st, through midnight Eastern Time, April 28. The replay number is 719/457-0820, passcode # 572942. A live webcast of the conference call will be available at the company’s web site, http://www.infousa.com, by clicking on the Investor Relations button on the infoUSA Home page.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq:YHOO — news) and America Online (NYSE: AOL). Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.

infoUSA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	FOR THE QUARTERS ENDED

	March 31, 2002	March 31, 2003

Net sales	76,723	76,080
Costs and expenses:
Database and production costs	21,260	20,900
Selling, general and administrative	31,881	33,134
Depreciation and amortization of operating assets	3,768	3,851
Amortization of intangible assets	3,336	3,324
Restructuring costs	167	555
Acquisition costs	63	13

	60,475	61,777

Operating income	16,248	14,303
Other income (expense):
Investment income	70	682
Other charges (1)	(4,057)	(335)
Interest expense	(4,414)	(3,661)

Income from continuing operations before income taxes and extraordinary item	7,847	10,989
Income taxes	2,981	4,134

Net income	4,866	6,855

BASIC & DILUTED EARNINGS PER SHARE:
Basic Earnings Per Share	0.10	0.13
Diluted Earnings Per Share	0.10	0.13
Basic weighted average shares outstanding	50,908	51,144
Diluted weighted average shares outstanding	51,223	51,144

1)	The Company recorded a charge related to the extinguishment of debt and other charges related to the refinancing of its Senior Credit Facility on March 12, 2002.